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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934




                       YieldUP International Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  985837 10 3

                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)            Page    1   of   5

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CUSIP No.     985837 10 3              13G                   Page 2 of 5 Pages

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Raj Mohindra
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          854,286
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          0
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING            0

                      ---------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          0

--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      854,286
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X] Does not include an aggregate of 441,870 shares of Common Stock issuable upon exercise of Class A and Class B Warrants held by Mr. Mohindra and his family members.
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              29.4%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a)        Name of Issuer:

                 YieldUP International Corporation

ITEM 1(b)        Address of Issuer's Principal Executive Offices:

                 117 Easy Street
                 Mountain View, CA  94043

ITEM 2(a)        Name of Person Filing:

                 Raj Mohindra

ITEM 2(b)        Address of Person Filing:

                 c/o YieldUP International Corporation
                 117 Easy Street
                 Mountain View, CA  94043

ITEM 2(c)        Citizenship:

                 United States

ITEM 2(d)        Class of Securities:

                 Common Stock, $.001 par value

ITEM 2(e)        Cusip Number:

                 985837 10 3

ITEM 3   Status of Person Filing:

                 Not Applicable

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1997


                                                /s/ RAJ MOHINDRA
                                                --------------------------
                                                    Raj Mohindra

                                                             Page 4 of 5 Pages

ITEM 4   OWNERSHIP (AT DECEMBER 31, 1996):

         (A)  AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13D-3:
              854,286 shares

         (B)  PERCENT OF CLASS:

              As of December 31, 1996, the percentage of the class represented by the shares held by Reporting Person as reported in Item 4(a) above was approximately 29.4%.

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)     sole power to vote or direct the vote:  854,286 shares
             (ii)    shared power to vote or direct the vote:  0 shares
             (iii)   sole power to dispose or to direct the disposition of:  854,286 shares
             (iv)    shared power to dispose or to direct disposition of:  0 shares

             Raj Mohindra disclaims beneficial ownership of 44,161 shares registered in the name of family members of Mr. Mohindra, except to the extent of any pecuniary interest therein which he may have.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

                 Not Applicable

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

                 Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

                 Not Applicable

ITEM 9   NOTICE OF DISSOLUTION.

                 Not Applicable

ITEM 10          CERTIFICATION.

                 Not Applicable

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 1997

                                                         /s/  Raj Mohindra
                                                      -----------------------
                                                              Raj Mohindra